                                                                     Exhibit (e)

                              AMENDED AND RESTATED
                       DISTRIBUTION AND SERVICE AGREEMENT
                            FOR SERVICE CLASS SHARES


      This Agreement is made as of May 13, 2003, as amended December 22, 2005, between MainStay VP Series Fund, Inc., a Maryland corporation (the "Company"), and NYLIFE Distributors Inc., a Delaware corporation (the "Distributor").


      WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company and has established several separate investment portfolios ("portfolios");

      WHEREAS, the Company issues and sells shares of its portfolios to separate accounts of life insurance companies ("Insurers") to serve as investment vehicles for variable annuities and/or variable life contracts issued by such Insurers ("Variable Contracts") and may issue and sell shares of its portfolios to such other persons who may purchase such shares under Treasury Regulation
Section 1.817-5, which may include, among others, qualified pension and retirement plans ("Qualified Plans");

      WHEREAS, shares of common stock of each portfolio listed in the attached Schedule A, which may be amended from time to time (each a "Portfolio," collectively, the "Portfolios"), are divided into separate classes of shares, designated Initial Class shares and Service Class shares;

      WHEREAS, the Company desires to retain the Distributor to furnish certain distribution and shareholder services with respect to Service Class shares of each Portfolio; and with respect to Service Class shares of such other series of the Company hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to Schedule A (hereinafter "Portfolio" shall refer to each Portfolio which is subject to this Agreement and all agreements and actions described herein to be made or taken by a Portfolio shall be made or taken by the Company on behalf of the Portfolio), and the Distributor is willing to furnish such services;

      WHEREAS, the Company has approved a Distribution and Service Plan for Service Class shares pursuant to Rule 12b-1 under the 1940 Act with respect to Service Class shares of each Portfolio (the "Service Class Plan").

      NOW, THEREFOREE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

            1. The Company hereby appoints the Distributor as agent to sell Service Class shares to separate accounts of Insurers, to Qualified Plans, and to such other persons as may be permitted by law, and the Distributor hereby accepts such appointment. All sales by the Distributor shall be expressly subject to acceptance by the Company, acting on behalf of Service Class shares of the Portfolios.

            2. (a) The Distributor agrees that (i) all Service Class shares sold by the Distributor shall be sold at the net asset value ("NAV") thereof as described in Section 3 hereof, and (ii) the Portfolio shall receive 100% of such NAV.

            (b) The Service Class shares may be sold in accordance with the following: stock sale, fund participation, or other agreements between the Company, the Distributor, and the Insurers; agreements between the Company or the Distributor and Qualified Plans or the trustees of such plans; agreements with other financial intermediaries (each of these agreements referred to herein as a "fund participation agreement"). The Service Class shares may also be offered directly to persons eligible to purchase the Service Class shares.

            3. The Company agrees to supply to the Distributor, promptly after the time or times at which NAV is determined, on each day on which NAV is determined as provided in the then-current Prospectus and/or Statement of Additional Information ("SAI") of the pertinent Portfolio (each such day a "business day"), a statement of the NAV of each Portfolio, having been determined in the manner set forth in the then-current Prospectus and/or SAI of the pertinent Portfolio. Each determination of NAV shall take effect as of such time or times on each business day as set forth in the then-current Prospectus and/or SAI of the pertinent Portfolio, and shall prevail until the time as of which the next determination is made.

            4. Upon receipt by the Company at its principal place of business of an order from the Distributor, the Company shall, if it elects to accept such order, as promptly as practicable, cause the Service Class shares purchased by such order to be delivered in such amounts and in such names as the Distributor shall specify or as agreed upon in a fund participation agreement, against payment therefore in such manner as may be acceptable to the Company or as agreed upon in a fund participation agreement. The Company may, in its discretion, refuse to accept any order for the purchase of Service Class shares that the Distributor may tender to it.

            5. The Company shall have the right to suspend the sale of Service Class shares of any Portfolio at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of Service Class shares of any Portfolio at any time as permitted by the 1940 Act, the rules promulgated thereunder, or the Securities and Exchange Commission (the "SEC").

            6. (a) All sales literature and advertisements used by the Distributor in connection with sales of Service Class shares shall be subject to approval by the Company. The Company authorizes the Distributor, in connection with the sale or arranging for the sale of Service Class shares of any Portfolio, to provide only such information and to make only such statements or representations as are contained in the Portfolio's then-current Prospectus and/or SAI or in such financial and other statements furnished to the Distributor pursuant to the next paragraph or as may properly be included in sales literature or advertisements in accordance with the provisions of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and applicable rules of self-regulatory organizations. Neither the Company nor any Portfolio shall be responsible in any way for any information provided or statements or representations made by the Distributor or its representatives or agents other than the information, statements and representations described in the preceding sentence.

                  (b) The Company shall keep the Distributor fully informed with regard to the affairs of each Portfolio, shall furnish the Distributor with a copy of all of its financial statements relating to the Portfolios and a signed copy of each report prepared for it by its independent auditors, and shall cooperate fully in the efforts of the Distributor to negotiate and sell Service Class shares of the Portfolios and in the Distributor's performance of all its duties under this Agreement.

            7. The Distributor, as agent of the Company, is authorized, subject to the direction of the Company, to accept orders to redeem outstanding Service Class shares of such Portfolio when properly tendered by shareholders pursuant to the redemption right granted to them by the Articles of Incorporation of the Company, as from time to time in effect, at a redemption price equal to the NAV per share for the Service Class shares of such Portfolio next determined after proper tender and acceptance, subject to any fees on redeemed Service Class shares that are described in the then-current Prospectus and/or SAI for the Service Class shares of that Portfolio, or as agreed upon in a fund participation agreement. The Company has delivered to the Distributor a copy of the Company's Articles of Incorporation as currently in effect and agrees to deliver to the Distributor any amendments thereto promptly upon filing thereof with the State Department of Assessment and Taxation of the State of Maryland.

            8. (a) The Company shall maintain a currently effective Registration Statement on Form N-1A with respect to the Portfolios and shall file with the SEC such reports and other documents as may be required under the 1933 Act and the 1940 Act, or the rules and regulations of the SEC thereunder.

                  (b) The Company shall use its best efforts to comply with requirements of securities laws in such states as the Distributor and the Company may approve; provided that the Company shall not be required to amend its Articles of Incorporation or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of its Service Class shares in any state from the terms set forth in its Registration Statement or Prospectus, to qualify as a foreign corporation in any state, or to consent to service of process in any state other than with respect to claims arising out of the offering of its Service Class shares. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Company in connection with such qualifications.

            9. The Distributor shall bear the cost of: (i) printing and distributing reports, prospectuses and SAIs for other than existing shareholders used in connection with the sale or offering of the Portfolios' Service Class shares and (ii) preparing, printing and distributing all advertising and sales literature relating to the Portfolios printed at the instruction of the Distributor. The Distributor shall pay all its own costs and expenses connected with the sale of Service Class shares and may pay the compensation and expenses, including overhead and telephone and other communication expenses, of organizations and employees that engage in or support the distribution of Service Class shares and/or in support of rendering services to persons with interest in the Service Class shares. Such services may also include services to Insurers, their affiliates, or current and prospective owners of Variable Contracts.

            10. The Distributor may enter into agreements, in form and substance satisfactory to the Company, with third parties to provide for some or all of its activities and responsibilities under this Agreement. The Distributor may pay compensation and expenses, including overhead and telephone and other communication expenses, to organizations and employees who provide such services, including Insurers and their affiliates.

            11. Notwithstanding anything else in this Agreement, the Distributor may receive payments relating to the Service Class shares of each Portfolio under the Service Class Plan adopted by the Company's Board of Directors for the Service Class shares of the Portfolio, as such Service Class Plan may be amended from time to time. In addition to the expenditures specifically authorized herein, the Distributor may spend with respect to the Service Class shares such amounts as it deems appropriate for any purpose consistent with the Service Class Plan, as amended from time to time.

            12. The Distributor shall prepare and provide to the Directors and the Directors shall review, at least quarterly, reports showing expenditures under this Agreement and the purposes for which such expenditures were made. Such reports shall be in a format suitable to ensure compliance with the applicable requirements of the SEC and the National Association of Securities Dealers.

            13. The Company agrees to indemnify, defend and hold the Distributor, its officers and directors and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers or directors or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities, or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Company for use in the Registration Statement or Prospectus; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or Director of the Company or who controls the Company within the meaning of Section 15 of the 1933 Act, shall not inure to the benefit of such officer, Director or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Company or to its security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. The Company's agreement to indemnify the Distributor, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon the Company being promptly notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given by letter or telegram addressed to the Company at its principal business office. The Company agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Company or any of its officers or Directors in connection with the issue and sale of the Service Class shares of any Portfolio.

            The Distributor agrees to indemnify, defend and hold the Company, its officers and Directors and any person who controls the Company, if any, within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Company, its Directors or officers or any such controlling person may incur under the 1933 Act, or under common law or otherwise, but only to the extent that such liabilities or expenses incurred by the Company, its Directors or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Company for use in the Registration Statement or Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading. The Distributor's agreement to indemnify the Company, its Directors and officers and any such controlling person as aforesaid is expressly conditioned upon the Distributor being promptly notified of any action brought against the Company, its Directors or officers, or any such controlling person, such notification to be given by letter or telegram addressed to the Company at its principal business office.

            14. The Company represents that it is registered as an open-end management investment company under the 1940 Act, and agrees that it will comply with all of the provisions of the 1940 Act and of the rules and regulations thereunder. The Company and the Distributor each agree to comply with all of the applicable terms and provisions of the 1940 Act, the 1933 Act and, subject to the provisions of Section 8(b) hereof, any applicable state "Blue Sky" laws, including but not limited to the broker-dealer registration requirements. The Distributor agrees to comply with all of the applicable terms and provisions of the Securities Exchange Act of 1934, as amended, including but not limited to the broker-dealer registration requirements.

            15. (a) This Agreement shall become effective with respect to the Portfolios' Service Class shares on the date indicated in Schedule A and, unless sooner terminated as herein provided, this Agreement shall continue in effect for a period more than one year from the effective date of a Portfolio, only if it is renewed as hereinafter provided prior to that date, and it may be continued from year to year thereafter; provided, that such continuance shall be specifically approved each year by the Directors or by a majority of the outstanding voting securities of the Portfolio, and in either case, also by a majority of the Directors who are not interested persons of the Trust or the Distributor ("Disinterested Directors"). This Agreement may be amended as to any Portfolio with the approval of the Directors or of a majority of the outstanding voting securities of such Portfolio; provided, that in either case, such amendment also shall be approved by a majority of the Disinterested Directors.

                  (b) Either party may terminate this Agreement without the payment of any penalty, upon not more than 30 days' written notice delivered personally or mailed by registered mail, postage prepaid, to the other party; provided, that in the case of termination by any Portfolio, such action shall have been authorized (i) by vote of a majority of the outstanding voting securities of such Portfolio, or (ii) by vote of a majority of the Disinterested Directors.

                  (c) This Agreement shall automatically terminate upon its "assignment."

                  (d) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or by rules, regulations, orders, or interpretations of the SEC. Specifically, the terms "interested persons," "assignment" and "vote of a majority of the outstanding voting securities", as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The Company and the Distributor may from time to time agree on such provisions interpreting or clarifying the provisions of this Agreement as, in their joint opinion, are consistent with the general tenor of this Agreement and with the specific provisions of this Section 15(d). Any such interpretation or clarification shall be in writing signed by the parties and annexed hereto, but no such interpretation or clarification shall be effective if in contravention of any applicable federal or state law or regulation, and no such interpretation or clarification shall be deemed to be an amendment of this Agreement.

                  No term or provision of this Agreement shall be construed to require the Distributor to provide distribution services with respect to any shares of the Company other than the Service Class shares of the Portfolios listed in Schedule A, or to require Service Class shares or any Portfolio to pay any compensation or expenses that are properly allocable, in a manner approved by the Directors, to a class or series of the Company other than Service Class shares or such Portfolio.

                  (e) This Agreement shall be governed and construed in accordance with the laws of the State of New York.

                  (f) This Agreement is made by the Company solely with respect to Service Class shares of the Portfolio, and the obligations created hereby bind only assets belonging to Service Class shares of that Portfolio.

            16. The Distributor or one of its affiliates may from time to time deem it desirable to offer to the list of shareholders of Service Class shares of each Portfolio the shares of other mutual funds for which it acts as Distributor, including other series of the Company or other products or services; however any such use of the list of shareholders of any Series shall conform to applicable law and shall be made subject to such terms and conditions, if any, as shall be approved by a majority of the Disinterested Directors.

            17. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid
(a) to the

Distributor at NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey 07054, Attention: Secretary; or (b) to the Company at 51 Madison Avenue, New York, New York 10010, Attention: President.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized officers and under their respective seals.

Attest:                                MAINSTAY VP SERIES FUND, INC.

       /s/ Marguerite E. H. Morrison    /s/    Anne F. Pollack
       -----------------------------    ----------------------
Secretary: Marguerite E. H. Morrison   By:    Anne F. Pollack
                                       Title: President

Attest:                                NYLIFE DISTRIBUTORS LLC

       /s/ Marguerite E. H. Morrison    /s/    Brian A. Murdock
       -----------------------------    -----------------------
Secretary: Marguerite E. H. Morrison   By:    Brian A. Murdock
                                       Title: President

                          MAINSTAY VP SERIES FUND, INC.
                       DISTRIBUTION AND SERVICE AGREEMENT


                               AMENDED SCHEDULE A

PORTFOLIO - SERVICE CLASS SHARES                   DATE ADDED TO AGREEMENT
--------------------------------                   -----------------------
MainStay VP Balanced Portfolio                             5/01/05
MainStay VP Basic Value Portfolio                          5/13/03
MainStay VP Bond Portfolio                                 5/13/03
MainStay VP Capital Appreciation Portfolio                 5/13/03
MainStay VP Common Stock Portfolio                         5/13/03
MainStay VP Convertible Portfolio                          5/13/03
MainStay VP Developing Growth Portfolio                    5/13/03
MainStay VP Floating Rate Portfolio                        5/01/05
MainStay VP Government Portfolio                           5/13/03
MainStay VP High Yield Corporate Bond Portfolio            5/13/03
MainStay VP Income & Growth Portfolio                      5/13/03
MainStay VP International Equity Portfolio                 5/13/03
MainStay VP Large Cap Growth Portfolio                     5/13/03
MainStay VP Mid Cap Core Portfolio                         5/13/03
MainStay VP Mid Cap Growth Portfolio                       5/13/03
MainStay VP Small Cap Growth Portfolio                     5/13/03
MainStay VP Mid Cap Value Portfolio                        5/13/03
MainStay VP S&P 500 Index Portfolio                        5/13/03
MainStay VP Total Return Portfolio                         5/13/03
MainStay VP Value Portfolio                                5/13/03
MainStay VP Conservative Allocation Portfolio              12/22/05
MainStay VP Growth Allocation Portfolio                    12/22/05
MainStay VP Moderate Allocation Portfolio                  12/22/05
MainStay VP Moderate Growth Allocation Portfolio           12/22/05